EXHIBIT 99.1

RALPH LAUREN REPORTS BETTER-THAN-EXPECTED FIRST QUARTER FISCAL 2014 RESULTS

●	First Quarter Net Revenues Increased 4% to $1.7 Billion
●	Strong Operating Margin of 16.7% Inclusive of Investments in Growth Initiatives
●	Earnings Per Diluted Share Was $1.94 in the First Quarter
●	Free Cash Flow Increased 11% to $229 Million in the First Quarter

NEW YORK--(BUSINESS WIRE)—August 7, 2013-- Ralph Lauren Corporation (NYSE:RL) today reported net income of $181 million, or $1.94 per diluted share, for the first quarter of Fiscal 2014, compared to net income of $193 million, or $2.03 per diluted share, for the first quarter of Fiscal 2013.

"We made important progress on several key initiatives during the first quarter," said Ralph Lauren, Chairman and Chief Executive Officer. "We opened a spectacular men’s luxury flagship store in Hong Kong, our first Polo store in East Hampton and several additional, high profile projects around the world are developing nicely.  We’ve got exciting new product initiatives planned for Fall, particularly with accessories, and we intend to support them with innovative merchandising strategies and compelling advertising and marketing campaigns.  I am confident that the investments we are making today can support profitable, sustainable growth for us over the long term.”

“Once again, our first quarter results demonstrate the resilient margin structure of our diversified operating model," said Roger Farah, President and Chief Operating Officer. "Despite an uneven global operating environment, we planned the business prudently and achieved sales and profit levels that exceeded our expectations, even as we make important investments in our long-term growth objectives and in the infrastructure to support them.  We expect that our more recent investments in new stores, e-commerce operations and international expansion will contribute to accelerated sales and profit momentum in the second half of the year.”

First Quarter Fiscal 2014 Income Statement Review

Net Revenues. Net revenues for the first quarter of Fiscal 2014 rose 4% to $1.7 billion.  Excluding the net negative impact from foreign currency translation and discontinued businesses, net revenues increased approximately 6% in the first quarter.

●
Wholesale Sales. Wholesale segment sales grew 6% to $735 million in the first quarter of Fiscal 2014.  Wholesale revenue growth was primarily a result of the contribution from the newly transitioned Chaps men’s sportswear operations and continued growth for certain core North American merchandise categories.  A planned reduction in shipments to certain European customers and the transition of certain Japanese wholesale distribution to directly operated concession shops partially mitigated wholesale revenue growth during the quarter.

●
Retail Sales. Retail sales rose 3% to $879 million from $857 million in the first quarter last year, reflecting the incremental contribution from new stores and strong growth for e-commerce operations worldwide that was partially offset by the net negative impact of foreign currency translation. Excluding the impacts of discontinued businesses and foreign currency effects, retail sales increased 6% from the prior year period. Consolidated comparable store sales declined 1% on a reported basis and were up 1% in constant currency during the first quarter.  The shift in the timing of Easter is estimated to have mitigated comparable store sales growth by approximately 2% in the first quarter of Fiscal 2014.

●
Licensing. Licensing revenues of $39 million in the first quarter were 8% below the prior year period, as lower Chaps-related licensing revenues offset higher apparel and fragrance royalties for Ralph Lauren products.

Gross Profit. Gross profit for the first quarter of Fiscal 2014 increased 1% to $1 billion. Gross profit margin of 60.7% was 160 basis points below the prior year period, due to the integration of the Chaps men’s sportswear operations and unfavorable foreign currency dynamics.

Operating Expenses. Operating expenses of $728 million in the first quarter were 4% greater than the prior year period. The higher operating expenses primarily reflect overall business expansion, costs associated with newly transitioned operations and continued investment in the Company’s strategic growth initiatives and infrastructure that was partially offset by disciplined operational management. A $16 million gain on the acquisition of the Chaps men’s sportswear license was included in the Company’s first quarter and full year outlook and will mostly be amortized in subsequent quarters. Operating expense rate of 44.0% was 10 basis points above the first quarter of Fiscal 2013.

Operating Income. Operating income for the first quarter of Fiscal 2014 was $276 million, 5% below the prior year. Operating margin was 16.7% of sales, 160 basis points below the first quarter of Fiscal 2013, primarily as a result of the lower gross profit margin discussed above. Operating margin was better than the outlook that was provided in May due to stronger than expected productivity gains in certain operations.

●
Wholesale Operating Income. Wholesale operating income of $154 million in the first quarter of Fiscal 2014 was in line with the prior year period. Wholesale operating margin declined 120 basis points to 21.0%, as improved profitability in core North American operations was more than offset by lower international profits and transition costs associated with Chaps.

●
Retail Operating Income. Retail operating income of $160 million was 11% below the prior year period. Retail operating margin declined 270 basis points to 18.2%, principally a result of negative foreign currency effects, costs associated with the Company’s global store and e-commerce development efforts and geographic mix.

●	Licensing Operating Income. Licensing operating income of $29 million was in line with the prior year period.

Net Income and Diluted EPS. Net income for the first quarter of Fiscal 2014 was $181 million, 7% below the $193 million achieved in the comparable period of Fiscal 2013, and net income per diluted share declined 4% to $1.94 from $2.03 for the same time period. The contractions in net income and net income per diluted share were principally the result of the decline in operating income discussed above.

First Quarter Fiscal 2014 Balance Sheet and Cash Flow Review

The Company ended the first quarter with $1.4 billion in cash and investments, or $1.1 billion in cash and investments net of debt ("net cash"), compared to $1.1 billion in cash and investments and $853 million in net cash at the end of the first quarter of Fiscal 2013. The first quarter ended with inventory up 9% to $1.1 billion from $964 million in the first quarter of last year.

The Company had $66 million in capital expenditures in the first quarter of Fiscal 2014, compared to $62 million in the prior year period.  Free cash flow, which is defined as net cash provided by operating activities less capital expenditures, increased 11% to $229 million. The Company repurchased approximately 0.9 million shares of Class A Common Stock during the first quarter at an average cost of $175.64 per share, utilizing $150 million of its authorized share repurchase programs. Approximately $427 million remained available under the Company’s authorized share repurchase programs at the end of the quarter.

Global Retail Store Network

The Company ended the first quarter of Fiscal 2014 with 396 directly operated stores, comprised of 123 Ralph Lauren stores, 59 Club Monaco stores and 214 Polo factory stores. The Company also operated 505 concession shop locations worldwide at the end of the first quarter. In addition to Company-operated locations, international licensing partners operated 69 Ralph Lauren stores and 33 dedicated shops, as well as 89 Club Monaco stores and shops at the end of the first quarter.

Fiscal 2014 Outlook
The Company continues to expect 4%-7% growth in consolidated net revenues for Fiscal 2014, including a 150 basis point net negative impact from foreign currency translation and an additional 100 basis point headwind from discontinued businesses. Operating margin for Fiscal 2014 is still expected to be 25-75 basis points below the prior year’s record level due to the integration of certain formerly licensed merchandise categories and geographic regions to directly controlled operations, accelerated investment in the Company’s long-term growth initiatives and unfavorable foreign currency effects. The full year Fiscal 2014 tax rate is estimated at 31%.

In the second quarter of Fiscal 2014, the Company expects consolidated net revenues to increase by a low-single-digit percentage, including a 200 basis point net negative impact from foreign currency translation and discontinued businesses. Retail sales are expected to grow at a mid-single digit rate while wholesale revenues are expected to be flat to the prior year period as a result of the timing of certain seasonal shipments and a planned conversion from legacy systems to SAP. Operating margin for the second quarter of Fiscal 2014 is expected to be approximately 300-350 basis points below the comparable prior year period due to the integration of newly assumed operations, the timing of investments to support the Company’s strategic growth objectives and unfavorable foreign currency effects. The second quarter tax rate is estimated at 31.5%.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, August 7, 2013, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4799. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren First Quarter Fiscal 2014 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Wednesday, August 7, 2013 through 6:00 P.M. Eastern, Tuesday, August 13, 2013 by dialing 203-369-0827 and entering passcode 6293.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 46 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection,

Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Ralph Lauren Childrenswear, Denim & Supply Ralph Lauren, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel; our ability to successfully implement our anticipated growth strategies, to continue to expand or grow our business and capitalize on our repositioning initiatives in certain merchandise categories; the impact of global economic conditions and domestic and foreign currency fluctuations on the Company, the global economy and the consumer marketplace and our ability to access sources of liquidity; our ability to secure the technology facilities and systems used by the Company and those of third party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses or similar events; our ability to continue to maintain our brand image and reputation and protect our trademarks; the impact of the challenging state of the global economy on consumer purchases of premium lifestyle products that we sell and our ability to forecast consumer demand; changes in the competitive marketplace and in our commercial relationships; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including tariffs and trade controls, raw materials prices and labor costs); changes in our effective tax rates or credit profile and ratings within the financial community; our ability to continue to expand our business internationally; changes in our relationships with department store customers and licensing partners; risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations, including tax laws; the potential impact on our operations and customers resulting from natural or man-made disasters; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	June 29,	March 30,	June 30,
	2013	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$940	$974	$469
Short-term investments	411	325	563
Accounts receivable, net of allowances	349	458	395
Inventories	1,053	896	964
Income tax receivable	28	29	20
Deferred tax assets	117	120	127
Prepaid expenses and other current assets	186	161	181

Total current assets	3,084	2,963	2,719

Non-current investments	9	81	82
Property and equipment, net	944	932	870
Deferred tax assets	22	22	33
Goodwill	963	968	1,003
Intangible assets, net	325	328	355
Other non-current assets	113	124	132

Total assets	$5,460	$5,418	$5,194

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$271	$267	$-
Accounts payable	196	147	207
Income tax payable	71	43	65
Accrued expenses and other current liabilities	641	664	661

Total current liabilities	1,179	1,121	933

Long-term debt	-	-	261
Non-current liability for unrecognized tax benefits	151	150	164
Other non-current liabilities	369	362	364

Total liabilities	1,699	1,633	1,722

Equity:
Common stock	1	1	1
Additional paid-in-capital	1,797	1,752	1,668
Retained earnings	4,791	4,647	4,199
Treasury stock, Class A, at cost	(2,910)	(2,709)	(2,558)
Accumulated other comprehensive income	82	94	162

Total equity	3,761	3,785	3,472

Total liabilities and equity	$5,460	$5,418	$5,194

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	June 29,	June 30,
	2013	2012

Wholesale net sales	$735	$694
Retail net sales	879	857

Net sales	1,614	1,551

Licensing revenue	39	42

Net revenues	1,653	1,593

Cost of goods sold(a)	(649)	(601)

Gross profit	1,004	992

Selling, general, and administrative expenses(a)	(735)	(693)
Amortization of intangible assets	(9)	(7)
Gain on acquisition of Chaps	16	-
Total other operating expenses, net	(728)	(700)

Operating income	276	292

Foreign currency gains (losses)	(6)	(3)

Interest expense	(5)	(5)

Interest and other income, net	2	1

Equity in loss of equity-method investees	(2)	(1)

Income before provision for income taxes	265	284

Provision for income taxes	(84)	(91)

Net income	$181	$193

Net income per share - Basic	$1.99	$2.10

Net income per share - Diluted	$1.94	$2.03

Weighted average shares outstanding - Basic	90.8	92.2

Weighted average shares outstanding - Diluted	93.1	95.1

Dividends declared per share	$0.40	$0.40

(a) Includes total depreciation expense of:	$(51)	$(49)

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income for the periods ended June 29, 2013 and June 30, 2012 for each segment were as follows:

	Three Months Ended
	June 29,	June 30,
	2013	2012

Net revenues:
Wholesale	$735	$694
Retail	879	857
Licensing	39	42
Total net revenues	$1,653	$1,593

Operating income:
Wholesale	$154	$154
Retail	160	179
Licensing	29	29
	343	362
Less:
Unallocated corporate expenses	(83)	(70)
Gain on acquisition of Chaps	16	-
Total operating income	$276	$292

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended June 29, 2013 % Change
	As Reported	Constant Currency
Total Ralph Lauren	(1%)	1%

Operating Segment Data

	Three Months Ended		% Change
	June 29, 2013	June 30, 2012	As Reported	Constant Currency
Wholesale net sales	$735	$694	5.9%	6.1%
Retail net sales	879	857	2.5%	4.4%
Net sales	1,614	1,551	4.0%	5.2%
Licensing revenue	39	42	(8.1%)	(8.1%)
Net revenues	$1,653	$1,593	3.7%	4.8%

Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP (“GAAP”). Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars because the underlying currencies in which the Company transacts change in value over time compared to the U.S. dollar. These rate fluctuations can have a significant effect on reported operating results. As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses. These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with GAAP.

Presented below are reconciliations of the Company’s non-GAAP measures of free cash flow to net cash provided by operating activities and reported to adjusted revenues:

Reconciliation of Certain Non-GAAP Financial Measures
(in millions, except per share data)
(unaudited)

	Three Months Ended
	June 29, 2013	June 30, 2012	% Change

Net cash provided by operating activities	$295	$269
Capital expenditures	(66)	(62)
Free cash flow	$229	$207	11%

Three Months Ended
June 29, 2013
Net revenue growth, as reported	4%
Impacts of foreign currency and discontinued businesses	2%
Adjusted net revenue growth	6%

Net retail revenue growth, as reported	3%
Impacts of foreign currency and discontinued businesses	3%
Adjusted net retail revenue growth	6%

SOURCE: Ralph Lauren Corporation
Investor Relations
James Hurley, 212-813-7862
or
Corporate Communications
Winnie Lerner, 212-583-2262